Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE
RELEASE

Contact:

Michael Johnson	David J. Lebedeff
Chief Financial Officer	Vice President Investor Relations
@Road	@Road
510-870-1099	510-870-1317
mjohnson@road-inc.com	dlebedeff@road-inc.com

@Road® Reports Quarterly & Annual Results
2004 Revenues Increase 19% Over 2003

Fremont, CA – February 3, 2005 – @Road, Inc. (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, today announced its results for the fourth quarter ended December 31, 2004.

Total revenues for the fourth quarter of 2004 were $19.9 million, up approximately 16 percent from $17.2 million reported for the same period in 2003 and up approximately 4 percent from $19.1 million for the third quarter of 2004.  Service revenue for the fourth quarter of 2004 was $15.5 million, up approximately 13 percent from $13.7 million reported for the same period in 2003 and up approximately 4 percent from $14.9 million for the third quarter of 2004.

“During the quarter, we continued to focus on delivering valuable MRM solutions to our customers,” said Krish Panu, president and CEO of @Road.  “We are looking forward to closing our previously announced acquisition of Vidus Limited.  When available, we believe that our integrated solution can deliver even more value to our customers going forward,” commented Mr. Panu.

Net income for the fourth quarter of 2004 was $2.1 million, or $0.04 per diluted share, compared with net income of $2.1 million, or $0.04 per diluted share, for the same period in 2003.

For the year ended December 31, 2004, total revenues increased to $75.2 million from $63.4 million for the prior year. Service revenues grew to $58.8 million for the year ended December 31, 2004 from $49.6 million for the same period a year earlier.

Net income for 2004 was $9.2 million, or $0.16 per diluted share, compared with net income of $1.7 million, or $0.03 per diluted share, for the same period in 2003.

The company’s condensed consolidated balance sheet at December 31, 2004 included $117.7 million of cash, cash equivalents and short-term investments.   “With the company’s strong balance sheet, we are confident that we have the resources necessary to satisfy the mobile resource management needs of our customers and prospects,” concluded Mr. Panu.

Highlights

•                  New Customers

•                  Selected by SBC Services, Inc. to provide mobile resource management solutions for up to 35,000 SBC field service technicians.

•                  Selected by a large government agency to provide mobile resource management solutions to about 4,000 seasonal subscribers.   This customer was acquired through one of our wireless carrier partners.

•                  Acquisitions

•                  Signed a definitive agreement to acquire Vidus Limited, a leading provider of dynamic field service automation solutions. The transaction is expected to close in the first quarter 2005.

•                  New Services

•                  Announced the launch of the @Road Solution Suite for Transportation and Distribution, a comprehensive set of bundled services and features that combines GPS tracking, route compliance, electronic driver logs, vehicle diagnostics and more.

•                  In conjunction with Research In Motion, announced the development of @Road Workflow Manager for BlackBerry®. @Road Workflow Manager will help to streamline the mobile workflow process by identifying and automating communications between the field service representative and the mobile workforce supervisor.  The solution is anticipated to use GPS auto-detection to minimize task reporting and data entry by the field representative, automatically update work status and location, and provide dynamic routing to the next job site.

•                  Introduced @Road Mobile HotSpot, a Wi-Fi device that can transform any vehicle into a mobile hot spot, allowing field service personnel to access their corporate networks, run applications, send and receive work orders and job status information, retrieve schematics, or access e-mail – anywhere, anytime.

•                  Introduced three new GPS-based services for the waste industry. The Bar Code Wand, CoverSheet and Roll-off Routing mobile resource management services allow workers in the field to automatically record, transmit and report on real-time, location-based information, enabling customers to streamline operations, reduce paperwork and dynamically route mobile workers and resources.

•                  Introduced @Road Mobile Enterprise Access service, which improves field force productivity by allowing wireless data access to back-office systems. Developed for use on JAVA and GPS-enabled handsets, the service lets companies of all sizes access back-office applications from the field, such as customer relationship management, inventory control and scheduling databases, as well as integrate real-time location-based data directly into these same systems.

•                  Introduced @Road TimeConnectSM, an automated time tracking and task management application for Nextel® GPS-enabled mobile phones by Motorola. Mobile workers can choose from a variety of pre-selected messages to automatically record shift and job start and stop times; task start and stop times during a job; and break times during a shift.

•                  Introduced @Road FieldServicesSM, a suite of 18 new reports specifically designed to help field service organizations uncover operations inefficiencies and measure actual productivity against expected goals. Customers can apply their business rules to capture mobile data that can then be analyzed to measure field operations productivity.

•                  Infrastructure

•                  Improved and enhanced the company’s existing infrastructure, resulting in increased capacity, improved response time, and richer user functions.

•                  Intellectual Property

•                  Awarded four patents by the U.S. Patent and Trademark Office, bringing the company’s patent portfolio to fourteen. @Road has over 30 additional patents pending in jurisdictions throughout the world.

•                  Entered into multi-year intellectual property cross-licensing agreements with LandSonar, Inc., a San Francisco-based predictive traffic analytics and services company.  This is the first of its patents that @Road has licensed.

•                  Alliances

•                  In conjunction with Nextel Communications, announced the addition of @Road PathwaySM  iLM®. This new in-vehicle solution is designed for small and mid-sized field service, delivery and transportation companies that want an entry-level mobile resource management solution.

•                  Financial

•                  Increased cash, cash equivalents and short-term investments by $2.9 million from September 30, 2004 to December 31, 2004.

•                  The Pacific Exchange (PCX) began trading options on @Road on Monday, July 19, 2004.

•                  Accolades

•                  Ranked number 39 on the 2004 Deloitte Technology Fast 500, a ranking of the 500 fastest growing technology companies in North America, based on an average percentage revenue growth over five years, from 1999-2003. @Road revenues increased by 6,894 percent for the five-year period. This is the third consecutive year that @Road has earned a place on the Deloitte Technology Fast 500 list.

•                  Ranked number one on the Forbes Midas List for 2004, a ranking of the 25 fastest growing publicly traded technology companies in North America. To be eligible for the list, a company must have had at least a 10 percent sales gain in each of the last five years, $25 million in sales and a positive net income over the last 12 months.

Conference Call and Webcast Details

@Road will host a teleconference Thursday, February 3, commencing at 2:00 p.m. Pacific Time, to discuss fourth quarter financial results.  Participating in the call will be @Road President and CEO Krish Panu and CFO Mike Johnson.  All interested parties may listen by dialing 888-482-0024 or 617-801-9702, pass code 76528918, or by tuning into the webcast at www.road.com.

About @Road

@Road, Inc. (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service, and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to approximately 133,000 mobile workers in North America every day. The company has headquarters in Fremont, CA and secure networked data centers on both U.S. coasts. For more information, visit the @Road Web site at www.road.com.

###

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Numerous important factors, risks and uncertainties affect the company’s operating results and could cause the company’s actual results to differ materially from forecasts and estimates or from any other forward-looking statements made by, or on behalf of, @Road, and there can be no assurance that future results will meet expectations, estimates or projections. These factors, risks and uncertainties include, but are not limited to, the timing of purchasing and implementation decisions by SBC Services, Inc., other large customers and prospects; the ability of @Road to accelerate or continue to grow as a result of its investment initiatives; the ability of @Road and its partners, such as Nextel Communications, to market, sell and support the @Road Pathway iLM, @Road Mobile HotSpot, @Road TimeConnect and other services discussed herein; the dependence on a wireless carrier partner to support and bill the government agency customer and remit fees relating thereto to @Road; competitive and pricing pressures; the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others; and general economic and political conditions. Additional risks and uncertainties include the possibility that the Vidus acquisition will not close; that the closing may be delayed; the reaction of @Road and Vidus customers to the transaction; and the ability of @Road to integrate Vidus’ operations and employees. The company cautions the reader that the time and/or manner of the live teleconference, Webcast and replay may change for administrative or other reasons outside the control of @Road. Further information regarding these and other risks is included in the @Road Report on Form 8-K dated December 21, 2004, Report on Form 10-Q dated November 8, 2004, Report on Form 10-K dated March 12, 2004 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this news release.

@Road and iLM are registered trademarks of @Road, Inc. The @Road logo, @Road Pathway, LocationSmart, @Road TimeConnect and @Road FieldServices are trademarks and/or service marks of @Road, Inc. All other product names and services are the property of their respective owners.

@Road, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2004	December 31, 2003 (*)
ASSETS

Current assets:
Cash, cash equivalents, and short-term investments	$117,716	$105,669
Accounts receivable, net	7,960	7,109
Inventories	3,593	2,425
Deferred product costs and other current assets	12,646	13,190
Total current assets	141,915	128,393

Property and equipment, net	3,668	2,298
Deferred product costs and other assets	6,627	8,325

Total assets	$152,210	$139,016

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$11,195	$10,522
Deferred revenue and customer deposits	11,347	9,751
Total current liabilities	22,542	20,273

Deferred revenue	4,830	6,582
Other long term liabilities	2	33
Total liabilities	27,374	26,888

Stockholders’ equity:
Common stock	232,016	228,441
Deferred stock compensation	—	(4)
Notes receivable from stockholders	—	(87)
Accumulated other comprehensive loss	(179)	—
Accumulated deficit	(107,001)	(116,222)

Total stockholders’ equity	124,836	112,128

Total liabilities and stockholders’ equity	$152,210	$139,016

(*) Derived from the audited December 31, 2003 consolidated financial statements

@Road, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended			Twelve months ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Revenues:
Service	$15,496	$14,920	$13,710	$58,828	$49,561
Product	4,413	4,182	3,527	16,406	13,802

Total revenues	19,909	19,102	17,237	75,234	63,363

Costs and expenses:
Cost of service revenue (excluding intangibles amortization included below)	4,068	4,206	3,871	16,515	15,711
Cost of product revenue	5,138	4,376	4,692	18,310	19,770
Intangibles amortization	—	7	10	28	455
Sales and marketing	3,213	2,929	3,064	12,335	11,408
Research and development	1,698	1,695	1,360	6,191	5,379
General and administrative	4,227	3,240	2,355	12,020	9,202
Terminated acquisition costs	(18)	139	—	2,138	—
Stock compensation	—	—	26	4	467
Total costs and expenses	18,326	16,592	15,378	67,541	62,392

Income from operations	1,583	2,510	1,859	7,693	971

Other income, net	532	420	238	1,528	691

Net income	$2,115	$2,930	$2,097	$9,221	$1,662

Net income per share:

Basic	$0.04	$0.05	$0.04	$0.17	$0.03

Diluted	$0.04	$0.05	$0.04	$0.16	$0.03

Shares used in calculating net income per share:

Basic	54,709	54,498	53,450	54,296	49,978

Diluted	57,124	56,199	58,209	57,435	54,282